EXHIBIT 1.1.2

                                                                       EXECUTION



                  FARMER MAC MORTGAGE SECURITIES CORPORATION
              Guaranteed Agricultural Mortgage-Backed Securities
                                 Series 11/26/96
          Guaranteed by the Federal Agricultural Mortgage Corporation

                                 TERMS AGREEMENT
                           (to Underwriting Agreement,
                              dated June 26, 1996,
               among the Company, Farmer Mac and the Underwriter)


Farmer Mac Mortgage Securities Corporation                   November 21, 1996
919 18th Street, N.W.
Washington D.C. 20006

Federal Agricultural Mortgage Corporation
919 18th Street, N.W.
Washington D.C. 20006

            Bear, Stearns & Co. Inc. (the "Underwriter") agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the "Underwriting Agreement"), to purchase the Classes of Series 11/26/96 Certificates specified in Section 1(a) hereof (the "Offered Certificates"). This Terms Agreement supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 11/26/96 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-6325). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement or Trust Agreement, as applicable.

            Section 1. The Qualified Loan Pools: The Qualified Loan Pools shall have the characteristics described in the Prospectus Supplement.

            Section 2. The Certificates: The Offered Certificates shall be issued as follows:

            (a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in the Prospectus
      Supplement:




       Class        Original Principal    Pass-Through      Class Purchase
                          Amount              Rate         Price Percentage
    Pool AA1003         $3,881,700            (1)             101.078125%
    Pool AS1004          6,002,400            (1)             100.703125
    Pool CA1002          1,170,000            (1)             100.515625
    Pool CS1002          4,882,300            (1)             100.375000


(1) On each applicable Distribution Date, the Pass-Through Rate for each Class of Certificates will be a rate per annum equal to the weighted average of the Net Mortgage rates for the Qualified Loans in the related Pool. It is exepected that the Pass-Through Rates for the initial Interest Accrual Periods on the Class AA1003, Class AS1004, Class CA1002 and Class CS1002 Certificates will be approximately 8.016%, 7.857%, 7.547% and 7.229%, respectively, per annum.

            (b) The Offered Certificates shall have such other characteristics as described in the related Final Prospectus.

            Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) plus accrued interest at the applicable initial Pass-Through Rate per annum of each such Class from and including the Cut-off Date up to, but not including, November 26, 1996 (the "Closing Date").

            Section 4.  Tax Treatment:    No election will be made to treat
the assets of the Trust Fund as a REMIC.
                                 *  *  *  *  *

            If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Underwriter, Farmer Mac and the Company.

                                    Very truly yours,

                                    BEAR, STEARNS & CO. INC.



                                    By:/s/ Jeffrey Mayer
                                    Name:Jeffrey Mayer
                                    Title:  Senior Managing Director



The foregoing Agreement is hereby confirmed and accepted as of the date first above written.


FEDERAL AGRICULTURAL MORTGAGE CORPORATION



By:/s/ Henry D. Edelman
Name:  Henry D. Edelman
Title: President and CEO

FARMER MAC MORTGAGE SECURITIES CORPORATION



By:/s/ Christopher A. Dunn
Name:  Christopher A. Dunn
Title: Vice President